Filed Pursuant to Rule 424(b)(2)

File No. 333-160018

Pricing Supplement No. 118

Dated: August 20, 2009

(To Prospectus dated June 16, 2009 and Prospectus Supplement dated June 16, 2009)

CALCULATION OF REGISTRATION FEE

Class of securities offered	Medium-Term Senior Notes, Series D
Aggregate offering price	$1,500,000,000
Amount of registration fee	$83,700*

*The filing fee of $83,700 is calculated in accordance with Rule 457(r) of the Securities Act of 1933.

This Pricing Supplement consists of 4 page(s).

AMERICAN EXPRESS CREDIT CORPORATION

Medium-Term Senior Notes, Series D

Due Nine Months or More from Date of Issue

Principal Amount or Face Amount: $1,500,000,000

Issue Price: 99.904%1

Proceeds to Company on original issuance: $1,493,310,000 (before expenses)

Commission: $5,250,000 (0.35%)

Agent:
[ X ] Banc of America Securities LLC	[ ] Goldman Sachs & Co.
[ ] Barclays Capital Inc.	[ X ] J. P. Morgan Securities Inc.
[ X ] BNP Paribas Securities Corp.	[ ] Merrill Lynch Pierce Fenner & Smith Inc.
[ ] BNY Mellon Capital Markets, LLC	[ X ] RBS Securities Inc.
[ X ] Citigroup Global Markets Inc.	[ ] UBS Securities LLC
[ X ] Credit Suisse Securities (USA) LLC	[ X ] Utendahl Capital Partners, L.P.
[ X ] Deutsche Bank Securities Inc.	[ ] Wachovia Capital Markets LLC
[ X ] The Williams Capital Group, L.P.
[ X ] Other:
CastleOak Securities, L.P.
Mitsubishi UFJ Securities (USA), Inc.

_________________________

1Plus accrued interest, if any, from August 25, 2009.

Agent	Amount
Banc of America Securities LLC	$ 300,000,000
Citigroup Global Markets Inc.	300,000,000
Credit Suisse Securities (USA) LLC	300,000,000
RBS Securities Inc.	300,000,000
BNP Paribas Securities Corp.	69,375,000
Deutsche Bank Securities Inc.	69,375,000
J.P. Morgan Securities Inc.	69,375,000
Mitsubishi UFJ Securities (USA), Inc.	69,375,000
CastleOak Securities, L.P.	7,500,000
Utendahl Capital Partners, L.P.	7,500,000
The Williams Capital Group, L.P.	7,500,000

Total	$1,500,000,000

Agents’ capacity on original issuance:	[ ] As Agent
[ X ] As Principal

If as principal:

[     ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

[ X ] The Notes are being offered at a fixed initial public offering price of 99.904% of Principal Amount or Face Amount.

Form of Note: [ X ] Global [     ] Definitive

Trade Date:	August 20, 2009
Original Issue Date:	August 25, 2009
Stated Maturity:	August 25, 2014

Specified Currency (if other than U.S. Dollars): N/A

Authorized Denominations (if other than as set forth in the Prospectus Supplement): Minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof

Interest Payment Dates: Semi-annually on the 25th day of each February and August; provided, however, that if an interest payment date falls on a day that is not a Business Day, interest will be paid on the next succeeding Business Day.

First Interest Payment Date: February 25, 2010

Indexed Principal Note: [     ] Yes (See Attached) [ X ] No

Type of Interest Rate: [ X ] Fixed Rate [     ] Floating Rate [     ] Indexed Rate (See Attached)

Interest Rate (Fixed Rate Notes): 5.125%

Initial Interest Rate (Floating Rate Notes): N/A

Base Rate:	[ ] CD Rate	[ ] Commercial Paper Rate
	[ ] EURIBOR	[ ] Federal Funds Rate
	[ ] LIBOR	[ ] Treasury Rate
	[ ] Prime Rate	[ ] Other (See Attached)

Calculation Agent: N/A

Computation of Interest (If other than as set forth in the Prospectus Supplement):

[ X ] 30 over 360	[ ] Actual over Actual
[ ] Actual over 360	[ ] Other (See Attached)

Interest Reset Dates: N/A

Rate Determination Dates (If other than as set forth in the Prospectus Supplement): N/A

Index Maturity: N/A

Spread (+/-): N/A

Spread Multiplier: none

Change in Spread, Spread Multiplier or Fixed Interest Rate prior to Stated Maturity:

[ ] Yes (See Attached)	[ X ] No

Maximum Interest Rate: none

Minimum Interest Rate: none

Amortizing Note:		[ ] Yes (See Attached) [ X ] No
Optional Redemption		[ ] Yes [ X ] No
Optional Redemption Dates: N/A
Redemption Prices: N/A
	Redemption:	[ ] In whole only and not in part
[ ] May be in whole or in part

Optional Repayment:		[ ] Yes [ X ] No
Optional Repayment Dates: N/A
Optional Repayment Prices: N/A

Discount Note:		[ ] Yes [ X ] No
Total Amount of OID: N/A
Bond Yield to Call: N/A

Bond Yield to Maturity:                 N/A

Yield to Maturity:                           N/A

CUSIP: 0258M0CZ0

ISIN: US0258M0CZ01

DESCRIPTION OF THE NOTES:
     The description in this Pricing Supplement of the particular terms of the Medium-Term Senior Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Notes set forth in the accompanying Prospectus dated June 16, 2009 and Prospectus Supplement dated June 16, 2009, to which reference is hereby made.